UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SEACOR Holdings Inc.
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MEMORANDUM

FROM:	SEACOR Holdings Inc. Compensation Committee

TO:	Our Stockholders

DATE:	May 31, 2012

SUBJECT:	Response to ISS Proxy Advisory Services and Glass Lewis Co. Reports

Attached are copies of letters the Company sent to ISS Proxy Advisory Services and Glass Lewis Co. with respect to voting recommendations they made for the upcoming Annual Meeting of Stockholders (scheduled to be held on June 7, 2012). We hope that if you are aware of their recommendations, you also read these letters so that you may understand our views.

We look forward to seeing you at our Annual Meeting.

Sincerely

Compensation Committee of the Board of Directors
SEACOR Holdings Inc.

May 31, 2012

Ms. Kim Castellino
ISS Proxy Advisory Services

Via Email

Re:  Proposal No. 1 – Election of Directors and Proposal No. 2 – Amendment to 2007 Share Incentive Plan

Dear Ms. Castellino:

We write in response to ISS Proxy Advisory Services’ recommendation that our stockholders (i) withhold votes from the election of Steven Webster as a director and (ii) vote against the proposal, as set forth in our April 24, 2012 proxy statement for our upcoming 2012 Annual Meeting of Stockholders, to increase the number of shares of our common stock available to be granted under our 2007 Share Incentive Plan (the “Plan”) by 1,000,000 shares.

Election of Steven Webster.  ISS only recommends against the reelection of Steven Webster because he failed to attend two Board of Directors’ (the “Board”) meetings, placing his overall attendance for 2011 at 71%.  Mr. Webster, a director since 2005, had personal reasons for missing the two meetings, which should not tarnish his otherwise exemplary attendance record in every other year since he joined the Board in 2005.

Share Incentive Plan Proposal.  You recommended a vote against our proposal because, in your words, “the shareholder value transfer of 12 percent is greater than [ISS’s] company-specific allowable cap of 8 percent.”

Although we do not quibble with your calculations, and appreciate your concern with "overhang" (i.e., how much in percentage or value of common stock is subject to outstanding awards), we believe ISS has unfairly penalized us because our "overhang" is the byproduct of positive factors that strongly evidence an alignment between the interests of our employees and directors, and those of our stockholders.

Our equity awards vest over a longer term (5 years) than many other companies (3 years), the consequence of which is higher amounts of unvested outstanding equity awards, or "overhang".  For instance, 568,982 of the 1,693,324 shares subject to equity awards (stock options and restricted stock), or 34%, have been outstanding for four years or more, and 770,966 of the 1,693,324 shares subject to equity awards, or 46%, have been outstanding for three years or more.  Consequently, shortening the vesting period to three years could significantly reduce the overhang but we do not see that as helpful in aligning the recipients' interests with those of our long-term stockholders.

Our employees and directors also hold onto their equity awards long after they have vested.  Out of the 1,237,495 stock options currently outstanding, 812,275, or 66%, are currently vested but still outstanding.  We could encourage our optionholders to exercise their stock options shortly after they vest and thereby reduce the overhang but, again, we do not believe this would serve to align the optionholders' interests with those of our long-term stockholders.

We note that ISS does not take issue with our annual "burn rate" (i.e., how much equity is awarded in any given year).  Put simply, if ISS does not have an issue with our "burn rate", we do not believe it should view our "overhang" as a negative factor in view of the positive factors of both our long-term vesting requirements and the long-term holding of equity awards by their recipients as described above.

Moreover, we believe we need to continue to attract and retain talent for the benefit of all stockholders and achieving this goal may be adversely affected if we cannot continue to issue equity at a “burn rate” in accordance with past practice.  A failure to add shares for awards under our Plan would have this effect.

Accordingly, we respectfully request ISS reconsider its recommendation and instead recommend that our stockholders vote FOR Steven Webster and FOR the proposed amendment to the Plan.

Very truly yours,

Paul Robinson
SVP and General Counsel

May 31, 2012

Via Email

Jonathan Hansen-Granger and David Eaton
Glass Lewis & Co.

Re:           Response to 2012 Proxy Paper for SEACOR Holdings Inc.

Dear Messrs. Hansen-Granger and Eaton:

We write in response to Glass Lewis & Co.’s (“Glass Lewis”) recommendations (i) to withhold votes from director-nominees Blaine V. Fogg, John C. Hadjipateras, R. Christopher Regan and Steven Webster to the Board of Directors of SEACOR Holdings Inc. (the “Company”), and (ii) to vote against the advisory vote in favor of executive compensation at the 2012 annual meeting of the Company as proposed by the Company in its proxy statement dated April 24, 2012 (the “Proxy Statement”).

Election of Steven Webster.  Glass Lewis only recommends against the reelection of Steven Webster because he failed to attend two Board of Directors’ (the “Board”) meetings, placing his overall attendance for 2011 at 71%.  Mr. Webster, a director since 2005, had personal reasons for missing the two meetings, which should not tarnish his otherwise exemplary attendance record in every other year since he joined the Board in 2005.

Election of Compensation Committee Members and Advisory Vote on Executive Compensation. The only reason Glass Lewis recommends voting against the election of directors Blaine V. Fogg, John C. Hadjipateras, and R. Christopher Regan is that they were members of the Compensation Committee and, in Glass Lewis’ opinion, the Company did not link pay with performance.

The Compensation Committee Reduced Compensation.  The connection between pay and performance is demonstrated by the reductions in compensation that the Compensation Committee instituted in response to the Company’s disappointing 2011 operating results.  The Compensation Committee stated the Company’s “decreased consolidated revenues and diluted earnings per common share, [and] increased year-over-year total outstanding debt” were the primary reasons it “determined to award Mr. Fabrikant [the Company’s executive Chairman] a significantly lower bonus and reduced equity awards.”  The Proxy Statement explained that, “in light of the Company’s performance in 2011, the Committee determined to: (i) generally keep salaries at 2011 levels (which generally were not increased from 2008 levels); (ii) decrease long-term equity incentive awards; and (iii) decrease cash bonus awards.”  Consequently, the Compensation Committee reduced the executive Chairman’s: (i) cash bonus to $500,000 (from $4,500,000); (ii) stock option grant award to 15,000 options (from 30,000); and (iii) restricted stock award to 10,000 shares (from 50,000).

Performance-Based Awards.  Glass Lewis claims that the Company’s compensation program does not have performance-based awards.  Since 2009, the Compensation Committee approved both equity awards under the Company’s Share Incentive Plan (the “Plan”) and cash bonuses as performance-based awards (i.e., using performance based targets) under a Management Incentive Plan (the “MIP”) that was approved by our stockholders.  To ensure pay is linked with performance and as reported in the Proxy Statement, the Compensation Committee used its discretion under the MIP to significantly reduce amounts otherwise payable for 2011 because it determined that the formula determined amounts were inappropriate.

Other factors implemented by the Company that further align pay-for-performance include: (i) a five-year vesting schedule for equity awards – a longer period than many other public companies; and (ii) a requirement that the cash component of bonus compensation be paid over three years (60% distributed in the

Glass Lewis & Co.
May 31, 2012

first year and 20% in each of the next two years).  The Company’s objective, as stated in the Proxy Statement, “is to establish a retention system that links executives to the outcome of their decisions over a period of years.”

Incentive Limits.   Glass Lewis states executives appear to be eligible to receive unlimited compensation through short-term incentive awards on a purely discretionary basis and that the Compensation Committee does not grant NEOs any performance-vesting long-term incentive awards. Both the Plan and the MIP place limits on the size of equity awards.  In addition, since 2009, the Company’s equity awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.  The Company believes that its incentive compensation practices over its 20-year plus history evidence thoughtful and appropriate levels of equity compensation.  The Company does not believe in the use of purely formulaic awards because they may encourage short-sighted decisions to meet formulaic goals rather than work toward long-term benefits.

Clawback Provision. The Company, in principle, believes that clawbacks are appropriate in the case of fraud or misconduct by an award recipient but is awaiting clarity on the subject.  We understand that the Securities and Exchange Commission will be rulemaking on the subject and the Company will fully comply with any rules promulgated.

Share Ownership Requirements. The Company admits it has no share ownership requirement for its directors and officers.  The alignment of interests with stockholders, however, is evidenced by the voluntary long-term holdings of the Company’s directors and executive management.  Without such a requirement, 5.72% of the Company's shares are held by its executive Chairman and 8.2% are held by a combination of the Board and executive officers.  Thus, the Company does not believe it needs to establish a minimum ownership mandate.

Change of Control Provisions. Glass Lewis states it is “concerned that the Company provides for immediate vesting of certain equity awards upon a change in control of the Company” because it “may discourage potential buyers from making an offer for the Company both because the purchase price will be higher and because substantial numbers of employees may earn significant amounts of money and decide to leave their positions with the Company.”  The Company does not grant equity awards to “substantial numbers of employees;” rather, the Company awarded equity to a very limited number of employees in 2011 (which is representative of its historical practice), approximately 2% of its employee base – 107 out of over 5,300 employees.  We also note that the Company does not provide employment agreements, pensions, or other perquisites.  Consequently, the only payment triggered by a change of control would be outstanding equity awards, which we do not believe are disproportionate for a company of our size.

Equity Award Determination Process Not Disclosed.  Glass Lewis states that the Company has failed to disclose its processes for determining time-vesting awards under its long-term incentive plan.  The Proxy Statement describes the processes by which executive compensation is determined (see pg. 21-23).  Time-vesting awards are part and parcel to the overall determination of executive compensation and, as with executive compensation in general, is based on a number of factors, certain of which are subjective.  The Company firmly believes that a purely formulaic process for determining time-vesting awards or other aspects of compensation is contrary to the long-term interests of the Company and its stockholders.

For the reasons set forth above, the Company disagrees with Glass Lewis’s recommendations and recommends a FOR vote on (i) the reelection of directors Blaine V. Fogg, John C. Hadjipateras, R. Christopher Regan and Steven Webster; and (ii) the advisory vote in favor of executive compensation at the 2012 Annual Meeting of the Company as set forth in the Company’s Proxy Statement.

Very truly yours,

Paul L. Robinson
SVP and General Counsel